      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998
                                                REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  GENESCO INC.
             (Exact Name of Registrant as Specified in its Charter)

             TENNESSEE                              5661                           62-0211340
  (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
   incorporation or organization)       Classification Code Number)          Identification Number)

                             1415 MURFREESBORO ROAD
                         NASHVILLE, TENNESSEE 37217-2895
                                 (615) 367-7000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  ---------------------------------------------
                                 ROGER G. SISSON
                          SECRETARY AND GENERAL COUNSEL
                                  GENESCO INC.
                             1415 MURFREESBORO ROAD
                         NASHVILLE, TENNESSEE 37217-2895
                                 (615) 367-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                  ---------------------------------------------
                          COPIES OF COMMUNICATIONS TO:

        J. GENTRY BARDEN                                MARY A. BERNARD
     BASS, BERRY & SIMS PLC                             KING & SPALDING
      FIRST AMERICAN CENTER                       1185 AVENUE OF THE AMERICAS
   NASHVILLE, TENNESSEE 37238                       NEW YORK, NEW YORK 10036
         (615) 742-6200                                  (212) 556-2100

                  ---------------------------------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                  ---------------------------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                            PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF              AMOUNT TO BE        PROPOSED MAXIMUM        AGGREGATE OFFERING      AMOUNT OF
          SECURITIES TO BE REGISTERED            REGISTERED      OFFERING PRICE PER SHARE        PRICE         REGISTRATION FEE (1)
-----------------------------------------------------------------------------------------------------------------------------------
5 1/2%  Convertible Subordinated Notes Due 2005    $103,500,000          100%                $103,500,000           $30,532.50
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share                (2)                --                           --                   --
===================================================================================================================================

(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the 5 1/2% Convertible Subordinated Notes due 2005 registered hereunder, including such shares as may be issuable pursuant to antidilution adjustments. Pursuant to Rule 457(i), no registration fee is required for these shares.

                  ---------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 6, 1998

PROSPECTUS

                                  $103,500,000

                             [LOGO OF GENESCO INC.]
                 5-1/2% Convertible Subordinated Notes due 2005

     This Prospectus relates to the resale from time to time by the holders (the "Selling Securityholders") of up to $103,500,000 aggregate principal amount of 5-1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Genesco Inc., a Tennessee corporation ("Genesco" or the "Company"), and the resale of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares"). The Notes were originally sold by the Company on April 9, 1998 in a private placement to the Initial Purchasers (as defined herein). The Notes were resold by the Initial Purchasers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act.

     The Notes are convertible into shares of Common Stock at any time following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 47.5172 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of $21.045 per share), subject to adjustment in certain events. See "Description of the Notes -- Conversion Rights." The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange under the symbol "GCO." On July 1, 1998, the last reported sales price of the Common Stock on the NYSE was $16-11/16 per share. The Conversion Shares have been approved for listing, subject to notice of issuance, on the NYSE.

     Interest on the Notes is payable on April 15 and October 15 of each year, commencing on October 15, 1998. The Notes may be redeemed at the option of the Company on and after April 17, 2001, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of the Notes -- Optional Redemption." The Notes are not entitled to the benefits of any sinking fund.

     In the event of a Change of Control, each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders Upon a Change of Control."

     The Notes are unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of May 2, 1998, the Company had approximately $33.3 million of Senior Debt outstanding (consisting primarily of letters of credit, bankers' acceptances, and forward foreign exchange contracts), and the Company's subsidiaries had an aggregate of approximately $242,000 of indebtedness and other liabilities outstanding.

     The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

     The Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

     The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  ---------------------------------------------

                  The date of this Prospectus is July    , 1998

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made by the Company through the SEC's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the SEC's world wide web site (http://www.sec.gov). The Common Stock is listed for trading on the NYSE and the Chicago Stock Exchange and copies of reports, proxy and information statements and other materials concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange at 440 South LaSalle Street, Chicago, Illinois, 60605.

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is deemed to be qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents have been filed by the Company with the SEC pursuant to the Exchange Act and are incorporated by reference:

                  1. Annual Report on Form 10-K for the fiscal year ended January 31, 1998;

                  2. Quarterly Report on Form 10-Q for the quarterly period ended May 2, 1998;

                  3. Current Reports on Form 8-K filed with the SEC on April 6, 1998, April 15, 1998 and June 23, 1998; and

                  4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended to date.

         All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes and Conversion Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statements contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Genesco Inc., 1415 Murfreesboro Road, Nashville, Tennessee 37217,
Attn.: Roger G. Sisson, Secretary and General Counsel. Telephone inquiries may be directed to Mr. Sisson at (615) 367-7000.

         Johnston & Murphy(R), Journeys(R), and Jarman(R) are registered trademarks of the Company and Underground Station(TM) is a trademark of the Company for which registration is pending. Nautica(R), Nautica Competition(R), and Dockers(R) are exclusively licensed to the Company for footwear products.

                                  RISK FACTORS

         Potential investors should consider carefully the following factors, as well as the more detailed information contained or incorporated by reference in this Prospectus, before making a decision to invest in the Notes or Common Stock offered hereby.

BUSINESS EXPANSION AND NEW STORE OPENINGS

         The Company's continued growth is largely dependent upon its ability to expand its retail operations by opening and operating new stores on a profitable basis. The Company opened 102 new stores in fiscal 1998 and intends to open approximately 130 new stores and leased departments in fiscal 1999. In addition, the Company's aggressive pace for new store openings has been accelerated in response to the pending acquisition by Dillard's Inc. ( "Dillard's") of Mercantile Stores Company ("Mercantile"). See "-- Potential Loss of Jarman Leased Shoe Departments" and "The Company -- Recent Developments -- Dillard's Acquisition of Mercantile Stores." The Company's ability to open new stores and leased departments on a timely and profitable basis is subject to various contingencies, some of which are beyond the Company's control. The contingencies include the Company's ability to locate suitable store sites; negotiate acceptable lease terms; build-out or refurbish sites on a timely and cost-effective basis; hire, train and retain qualified managers and personnel; obtain adequate capital resources; and successfully integrate new stores into existing operations. Furthermore, the Company's Underground Station initiative is untested and its consumer acceptance is unproven. There can be no assurance that the Company will be able to achieve its planned expansion or that its new stores will achieve levels of sales and profitability comparable to the Company's existing stores. Failure by the Company to achieve its planned expansion on a profitable basis could have a material adverse effect on the Company's business, financial condition, or results of operations.

POTENTIAL LOSS OF JARMAN LEASED SHOE DEPARTMENTS

         It is currently anticipated that Dillard's pending acquisition of Mercantile will result in the termination of the arrangement under which the Company operates Mercantile's men's shoe departments. See "The Company -- Recent Developments -- Dillard's Acquisition of Mercantile Stores." In fiscal 1998, the Company's operation of Mercantile's mens' shoe departments contributed approximately $4.1 million in operating earnings of the Company's aggregate ongoing operating earnings, before restructuring and other charges, of $39.1 million. Although the Company believes that the loss of the Company's arrangement with Mercantile will have only a short-term effect on the Company's results of operations and financial condition, there can be no assurance that the Company's accelerated growth plan for Journeys and Johnston & Murphy new store openings will be successfully implemented or that the Company will be able to otherwise replace the contributions by the Jarman leased departments in Mercantile stores to the Company's net sales and operating earnings.

COMPARABLE STORE SALES

         The Company's retail operations have achieved significant increases in comparable store sales in recent fiscal years (10% in fiscal 1998,12% in fiscal 1997, and 6% in fiscal 1996), primarily as a result of comparable store sales growth in the Company's Journeys stores (15% in fiscal 1998, 26% in fiscal 1997, and 19% in fiscal 1996) . The Company does not expect to achieve similar comparable store sales increases, particularly with respect to its Journeys stores, in future periods. Comparable store sales are subject to fluctuation based on a number of factors, including changes in the Company's marketing strategy, prevailing market conditions, changes in consumer preferences, and the timing and concentration of store openings. There can be no assurance that these and other factors will not result in declining comparable store sales, which could have a material adverse effect on the Company's business, financial condition, or results of operations.

CHANGES IN CONSUMER PREFERENCES

         The Company's continued success depends on its ability to anticipate and respond to changing merchandise trends and consumer preferences in a timely manner. Any failure by the Company to identify and respond to emerging fashion trends could adversely affect consumer acceptance of the Company's brand names and product lines, which in turn could adversely affect the Company's business, financial condition, or results of operations.

DEPENDENCE ON LICENSES

         The Nautica and Dockers brand footwear lines are sold by the Company under license agreements expiring in 2002 and 2001, respectively. The Company has an option to renew the Nautica license through 2007, subject to the Company's meeting minimum sales requirements and to other conditions. The net sales attributable to these licensed businesses accounted for approximately 12% of the Company's net sales for fiscal 1998. There can be no assurance that the Company will be able to renew its existing licenses beyond current option periods or obtain new licenses to replace lost licenses. Failure of the Company to retain existing licenses or to obtain new licenses could have a material adverse effect on the Company's business, financial condition, or results of operations. The Company's business could also be affected by the performance of the licensors' other products, such as apparel.

COMPETITION

         Competition is intense in the footwear industry. The Company's retail footwear competitors range from small, locally owned shoe stores to regional and national department stores, discount stores, and specialty chains. The Company competes with hundreds of footwear wholesale and manufacturing operations in the United States and throughout the world, most of which are relatively small, specialized operations, but some of which are large, diversified companies. Some of the Company's competitors have certain resources that are not available to the Company. The Company's success depends on its ability to remain competitive with respect to style, price, quality, comfort, brand availability, and customer service. The location and atmosphere of the Company's retail stores is an additional competitive factor for the Company's retail operations. Any failure by the Company to remain competitive with respect to such key factors could have a material adverse effect on the Company's business, financial condition, or results of operations.

RELIANCE ON FOREIGN SOURCES OF PRODUCTION

         The Company relies primarily on independent third-party manufacturers for production of its footwear products. Foreign sourced footwear represented substantially all of the Company's net sales in fiscal 1998, except for net sales attributable to the western boot business. The Company sources footwear products from foreign manufacturers located in China, Italy, Mexico, Brazil, Indonesia, Taiwan and the United Kingdom. The Company does not have any long-term contracts with its independent third-party foreign manufacturers. There can be no assurance that the Company will not experience difficulties with such manufacturers, which could include a reduced availability of production capacity, failure to meet production deadlines, or increases in manufacturing costs. Foreign manufacturing is also subject to a number of inherent risks, including work stoppages, transportation delays and interruptions, political instability, expropriation, nationalization, foreign currency fluctuations, changing economic conditions, the imposition of tariffs, import, and export controls and other non-tariff barriers, and changes in local government administration and governmental policies. Any of these events could have a material adverse effect on the Company's business, financial condition, or results of operations.

         Manufacturers in China have become major suppliers to Genesco and other footwear companies in the United States. In fiscal 1998, the Company imported approximately 32% of inventory purchases from China. In addition to the products the Company imports directly, a significant amount of the products purchased by the Company from other suppliers have been imported from China. In recent years, China's most favored nation status has been controversial, and various trade sanctions have been threatened, although no such measures have been implemented. Additionally, certain U.S. companies with which the Company has business relationships have from time to time threatened to require the Company to cease sourcing goods from China under such companies' human rights or business ethics policies. Any deterioration in the trade relationship between the U.S. and China or other disruption in the Company's ability to import shoes from China could have a material adverse effect on the Company's business, financial condition, or results of operations.

         The Company is also exposed to foreign currency risk. Although the Company purchases products from certain foreign manufacturers in U.S. dollars and otherwise engages in foreign currency hedging transactions, there can be no assurance that the Company will not experience foreign currency losses. The Company cannot predict whether additional U.S. or foreign customs quotas, duties, taxes, or other charges or restrictions will be imposed upon the importation of non-domestically produced products in the future or what effect such actions could have on its business, financial condition, or results of operations.

GENERAL ECONOMIC CONDITIONS; SEASONALITY

         The Company's performance is subject to prevailing economic conditions and operating risks normally incident to the retail industry. The Company's business is seasonal, with the Company's investment in inventory and accounts receivable normally peaking in the spring and fall of each year. Cash flow from operations is ordinarily generated principally in the fourth quarter of each fiscal year. In addition, consumer purchasing patterns may be influenced by consumers' disposable income. Consequently, the success of the Company may depend to a significant extent upon a number of factors affecting disposable income, including, without limitation, prevailing economic conditions, employment levels, interest rates, and tax rates. Changes in consumer spending or general economic conditions could have a material adverse effect on the Company's business, financial condition, or results of operations.

YEAR 2000 COMPLIANCE

         Based on a recent assessment, the Company determined that it will be required to modify or replace significant portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company has also begun the process of updating and modernizing its major information systems, including its wholesale and retail operating systems and its financial systems, so that they are Year 2000 compliant. The Company anticipates that these upgrades will be complete by July 31, 1999. The Company has also developed plans for formal communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. There can be no assurance, however, that the Company will be able to complete its upgrade before December 31, 1999, that its new systems will be Year 2000 compliant, that computer systems of other companies on which the Company's systems rely will be timely converted, or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company's business, financial condition, or results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends to a significant extent on the efforts and abilities of its executive officers and management personnel directly responsible for the marketing of the Company's various footwear brands. The loss of the services of one or more of these individuals could have a material adverse effect on the Company's business, financial condition, or results of operations. Furthermore, the Company's ability to manage its growth, particularly in its retail business, will require it to continue to train, motivate, and manage its employees and to attract, motivate, and retain additional qualified managerial and merchandising personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating, and retaining the personnel required to grow and operate profitably.

EFFECT OF ENVIRONMENTAL REGULATION

         The Company's manufacturing operations are subject to numerous federal, state, and local laws and regulations relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases, have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. The Company makes capital expenditures from time to time to stay in compliance with applicable laws and regulations. Several of the facilities owned or operated by the Company (currently or in the past) are located in industrial areas and have historically been used for extensive periods for industrial operations such as tanning, dyeing, and manufacturing. Some of these operations used materials and generated wastes that would be considered regulated substances under current environmental laws and regulations. The Company is currently involved in administrative and judicial environmental proceedings relating to some of the Company's former and current facilities. There can be no assurance that past operations at or near the facilities owned or operated by the Company (currently or in the past), or that the Company's present or future operations, will not necessitate action by the Company or give rise to actions by governmental agencies or private parties that could cause the Company to incur response costs, remediation expenses, fines, penalties, or other similar damages, expenses, or liabilities, or to incur operational shut-downs, business interruptions, or other similar losses, that either individually or in the aggregate could have a material adverse effect on the Company's business, financial condition, or results of operations.

SUBORDINATION OF THE NOTES

         The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Debt of the Company. As a result, in the event of the Company's liquidation or insolvency, a payment or covenant default with respect to Senior Debt, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to repay in full all of the Notes then outstanding. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Indenture does not limit the Company's ability to incur Senior Debt or the Company's or any subsidiary's ability to incur other indebtedness and liabilities.

ABSENCE OF TRADING MARKET; VOLATILITY OF PRICE

         There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of holders to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities, the operating results of the Company, and the trading price of the Common Stock.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and the information incorporated by reference herein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties many of which are beyond the Company's control including, without limitation, the factors set forth under the caption "Risk Factors". Although the Company believes that the assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included or incorporated by reference in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion or incorporation by reference of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Moreover, the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

                                   THE COMPANY

          Genesco is a leading retailer and wholesaler of branded footwear. At May 2, 1998, the Company operated 653 stores and leased footwear departments throughout the United States and Puerto Rico. The Company's retail business operates under six names and formats including: Journeys (212 stores), Johnston & Murphy (129 stores and leased departments), Jarman (261 stores and leased departments), Boot Factory (26 stores), General Shoe Warehouse (14 stores and leased departments), Nautica Retail (eight leased departments) and Underground Station (three stores). The Company also designs, sources, markets and distributes footwear at wholesale under its own and licensed brands, including Johnston & Murphy, Nautica, and Dockers, to more than 2,700 retail accounts in the United States, including a number of leading department, discount, and specialty stores. The Company's wholesale operations also include leather tanning and finishing, primarily for sale to military boot manufacturers.

          The Company's fiscal year ends on the Saturday closest to January 31. Any reference herein to a fiscal year of the Company refers to the fiscal year ended or ending in such year.

          The Company was incorporated under the laws of the State of Tennessee in 1925. Its principal executive offices are located at 1415 Murfreesboro Road, Nashville, Tennessee 37217-2895 and its telephone number at that address is 615/367-7000.

RETAIL

          The Company operates its retail stores and leased departments primarily in the following formats:

                  Journeys. Journeys stores, located primarily in the Southeast, Midwest, California, Texas, and Puerto Rico, target customers in the 13-22 year age group through the use of youth-oriented decor and popular music videos. Journeys stores carry predominately branded merchandise of other footwear companies across a spectrum of prices, including leading brand names such as Dr. Martens(TM), Nike(TM), Airwalk(TM), Skechers(TM), and Timberland(TM).

                  Johnston & Murphy. Johnston & Murphy retail shops are located primarily in better malls nationwide and sell a broad range of men's dress and casual footwear and accessories. Johnston & Murphy stores target business and professional consumers primarily between the ages of 25 and 54. Johnston & Murphy's branded footwear accounted for approximately 74% of Johnston & Murphy's retail sales for fiscal 1998. Retail prices for Johnston & Murphy footwear generally range from $135 to $240. To capitalize upon the trend toward more casual business attire, Johnston & Murphy retail shops have increased their selection of casual and dress casual products.

                  Jarman. Jarman consists of both stand-alone stores and leased space in larger department stores. Jarman stores are located primarily in urban and suburban areas in the Southeast and Midwest, target male consumers in the 18-35 age group and sell footwear in the mid-price range ($50 to $100).

                  Underground Station. In March 1998 the Company opened its first two Underground Station stores in Indianapolis, Indiana and Jersey City, New Jersey. Underground Station targets urban males in the 18-35 age group and is merchandised to address the target customer's preference for footwear that complements lifestyle fashion apparel collections, with brand names including Tommy Hilfiger(TM), Polo(TM), Nautica, Timberland, Mezlan(TM), and NY Lugz(TM).

WHOLESALE

          Substantially all of the Company's wholesale footwear sales are of Genesco-owned brands or brands for which Genesco has an exclusive footwear license. The Company's wholesale operations also include leather tanning and finishing, primarily for sale to military boot manufacturers.

          Johnston & Murphy. In addition to sales through Company-owned Johnston & Murphy retail shops and factory stores, Johnston & Murphy footwear is sold primarily through better department stores and independent speciality stores.

          Nautica Footwear. Genesco acquired the exclusive worldwide license to market Nautica footwear in 1991. In 1992, the Company introduced a line of casual footwear under the Nautica label, targeted at young, active, upper-income consumers, and designed to complement Nautica sportswear. In fiscal 1997, the Company introduced a line of Nautica footwear for boys and a line of athletic footwear under the Nautica Competition label. Nautica footwear is sold in department stores and in speciality athletic footwear stores. Suggested retail prices of Nautica casual footwear generally range from $30 to $150, suggested retail prices of Nautica boys' footwear generally range from $25 to $65, and suggested retail prices of Nautica Competition athletic footwear generally range from $55 to $75.

          Dockers Footwear. In 1991, Levi Strauss & Co. granted the Company the exclusive license to market men's footwear under the Dockers brand name in the United States. The Dockers brand name is one of the most recognized in the men's casual fashion industry. The Company uses the Dockers brand name to market a line of comfortable, moderately-priced, casual lifestyle footwear. Dockers footwear is marketed through many of the same national retail chains that carry Dockers slacks and sportswear. Suggested retail prices for Dockers footwear generally range from $49 to $79.

RECENT DEVELOPMENTS

          Boot Divestiture. During the fourth quarter of fiscal 1998, the Company adopted a plan to exit the western boot business (the "Boot Divestiture") and recorded net charges, including asset writedowns, totaling approximately $17.7 million primarily in connection therewith. On June 12, 1998, the Company entered into an agreement with an unrelated third party to sell substantially all of the assets relating to the Company's western boot business, including the Company's 26 store Boot Factory retail chain, which retail chain was not reflected in the fourth quarter charges for the Boot Divestiture. The purchase price will be based on the value of the western boot assets at closing, which is expected to occur during the current fiscal quarter ending August 1, 1998. The Company currently believes that no additional charges to earnings or asset writedowns will be taken in connection with the Boot Divestiture.

          Redemption of Senior Notes. On May 8, 1998, the Company used approximately $79.9 million of the proceeds from the private placement of the Notes to redeem all of the Company's outstanding 10-3/8% Senior Notes due 2003 and to pay expenses associated therewith. In connection with such redemption, the Company recorded an extraordinary loss of approximately $3.7 million, which will be reflected in the current fiscal quarter ending August 1, 1998.

          Dillard's Acquisition of Mercantile Stores. In May 1998, Dillard's announced its intention to purchase Mercantile. The Company's Jarman lease operations, which contributed approximately $4.1 million to the Company's aggregate ongoing operating earnings, before restructuring and other charges, of $39.1 million, were conducted through an arrangement whereby the Company operated Mercantile's men's shoe departments. Dillard's, by contrast, operates its own shoe departments. In connection with the anticipated acquisition of Mercantile by Dillard's and the termination of the arrangement between the Company and Mercantile, the Company has announced an accelerated Journeys and Johnston & Murphy store opening schedule to address the loss of the Jarman lease business. The Company also intends to implement expense reductions in connection with the Mercantile transition and currently expects to accrue for the expense reductions in the range of $500,000 to $900,000 in the current fiscal quarter ending August 1, 1998, depending on the final determination of the Mercantile acquisition's timing and transition terms.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to fixed charges of the Company. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" includes pre-tax income from continuing operations plus fixed charges. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense, and the portion of rental expense that is representative of the interest factor in these rentals.

                                       FISCAL YEAR                                                       THREE MONTHS ENDED
-----------------------------------------------------------------------------------------      ------------------------------------
    1994                1995              1996                1997              1998             MAY 3, 1997            MAY 2, 1998
-------------       ------------       -----------        ------------      -------------      ------------------      ------------
     --                  --                --                1.51X             1.41X                1.43X                 1.57X

Fixed charges exceeded earnings available for fixed charges by $29.8 million, $17.8 million, and $3.8 million in fiscal 1994, 1995, and 1996, respectively.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Notes or the Conversion Shares by the Selling Securityholders.

                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture, dated as of April 9, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act "). Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Genesco Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes, the Indenture, and the Trust Indenture Act.

GENERAL

         The Notes are unsecured subordinated obligations of the Company, are limited to $103,500,000 aggregate principal amount, and will mature on April 15, 2005. The Notes bear interest at the rate of 5 1/2% per annum from April 9, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 of each year, commencing on October 15, 1998. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

         The Notes are convertible into Common Stock initially at the conversion rate of 47.5172 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased.

         The Notes are redeemable at the option of the Company under the circumstances and at the redemption prices set forth below under "--Optional Redemption," plus accrued interest to the redemption date. The Notes also are subject to repurchase by the Company at the option of the holders as described under "--Repurchase at Option of Holders Upon a Change of Control."

         The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM AND DENOMINATION

         Notes sold to "qualified institutional buyers " in reliance on Rule 144A were initially represented by one or more global Notes in fully registered form without interest coupons (collectively, the "Global Notes" and individually, a "Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

         Except in the limited circumstances described below under "--Global Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

         The Company has appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar, and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Global Note and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders, (iv) accepting conversion notices and related documents and transmitting the relevant items to the Company, and (v) delivering certificates for Common Stock issued in conversion of the Notes.

         The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent, or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent, and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any registration, termination or appointment of the Trustee or any paying agent, transfer agent, or conversion agent, and of any change in the office through which any such agent will act, to be provided to holders of the Notes.

GLOBAL NOTES

         The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, "participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Upon the issuance of any Global Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of DTC participants or persons who hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

         As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

         EXCEPT AS DESCRIBED UNDER"--TRANSFER, EXCHANGE, AND WITHDRAWAL," OWNERS OF INTERESTS IN GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

         Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         Transfers of beneficial interests in the Global Notes between participants will be effected in accordance with DTC's procedures and will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing DTC's operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTIFICATED NOTES

         If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under " -- Global Notes," is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Note, bearing appropriate legends. The holder of a Note in non-global form may transfer such Note, subject to compliance with the provisions of such legend, by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the Trustee. Upon the transfer, exchange or replacement of Notes bearing a legend, or upon specific request for removal of a legend on a Note, the Company will deliver only Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Company that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

         Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the States therein and any other applicable laws, to ensure that the Shelf Registration Statement or amendment covering the Notes and the Conversion Shares remains effective or as DTC may require.

REGISTRATION RIGHTS

         The holders of the Notes and the Common Stock issuable upon conversion thereof are entitled to the benefits of a Registration Rights Agreement, dated as of April 9, 1998, between the Company and the Initial Purchasers (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders from time to time of the Notes and the Common Stock issuable upon conversion thereof that it will, at its expense, (i) within 90 days after the first date of issuance of the Notes, file a registration statement (the "Shelf Registration Statement") with the SEC with respect to resales of the Notes and the Common Stock issuable upon conversion thereof (together, the "Registrable Securities"), (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as promptly as practicable but no later than 270 days after the date of original issuance of the Notes (the "Settlement Date"), and (iii) use its best efforts to maintain such Shelf Registration Statement continuously effective under the Securities Act until the second annual anniversary of the later of the effective date of the Shelf Registration Statement and the last original issuance of the Notes or such earlier date as is provided in the Registration Rights Agreement.

         If (i) on or prior to 90 days following the first date of original issuance of the Notes, a Shelf Registration Statement has not been filed with the SEC, or (ii) on or prior to 270 days following the Settlement

Date, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Notes from and including the day following such Registration Default to but excluding the day on which such Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date in respect of the Notes following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Notes to and including the 90th day following such Registration Default and at a rate per annurn equal to one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective prior to the second annual anniversary of the initial effective date of the Shelf Registration Statement or such earlier date as is provided in the Registration Rights Agreement for a period in excess of 60 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Notes shall increase by an additional one-half of one percent (0.50%) per annum on the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective to but excluding the day on which the Shelf Registration Statement again becomes effective.

CONVERSION RIGHTS

         The holder of any Note has the right, at the holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 47.5172 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of approximately $21.045 per share of Common Stock), subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or Repurchase Date for such Note.

         The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (the "Record Date Period") (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during, in each case, such Record Date Period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date relating to such Record Date Period on the principal amount of such Notes being surrendered for conversion, and the interest payable on such Interest Payment Date in respect of such Note shall be paid to the holder of such Note as of the Regular Record Date, The interest payable on such Interest Payment Date with respect to any Note which has been called for redemption on a Redemption Date, or is repurchaseable on a Repurchase Date, occurring, in either case, during such Record Date Period, which Note is surrendered for conversion during such Record Date Period, shall be paid to the holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. Interest payable in respect of any Note surrendered for conversion on or after an Interest Payment Date shall be paid to the holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion.

         As a result of the foregoing provisions, holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date.

         A holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

         The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock,
(d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding twelve months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding twelve months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price (determined as provided in the Indenture) per share of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the twelve months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the twelve months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the holders of the Notes of any adjustments.

         In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale, transfer or lease of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

         The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which otherwise would be a Change of Control.

         If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of Notes. See "Certain United States Federal Tax Considerations."

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on (including any amounts payable upon the redemption or repurchase of the Notes permitted by the Indenture) the Notes are subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Debt of the Company. The Notes also are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries.

         Senior Debt is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company for money borrowed or evidenced by credit or loan agreement, bonds, debentures, notes or similar instruments, (b) all obligations of the Company evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities, (c) obligations of the Company as lessee under leases capitalized on the balance sheet of the lessee under generally accepted accounting principles,
(d) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates or commodity prices, (e) all reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (f) indebtedness of others of the kinds described in the preceding clauses (a), (b), (c), (d) and
(e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and other obligations of the Company in connection with, the indebtedness described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the holders of Notes; except (i) indebtedness and advances among the Company and its direct and indirect subsidiaries; and (ii) any particular indebtedness, deferral, renewal, extension or refunding, if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not Senior Debt.

         No payment on account of principal, premium if any, or interest on the Notes may be made if there shall have occurred (i) a default in the payment of the principal of, premium, if any, interest (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon the acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any and interest due on all Senior Debt must be paid in full before the holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Notes, and such subordination may result in a reduction or elimination of payments to the holders of the Notes.

         The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness or the ability of any subsidiary of the Company to incur any indebtedness or other liabilities.

OPTIONAL REDEMPTION

         The Notes may not be redeemed prior to April 17, 2001. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under " -- Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on April 17, 2001 and on April 15 of the years following 2001:

                                                                            REDEMPTION
YEAR                                                                          PRICE
----                                                                        ----------
2001......................................................................   103.1429%
2002......................................................................   102.3571
2003......................................................................   101.5714
2004......................................................................   100.7857

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

         No sinking fund is provided for the Notes.

 REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

         If a Change of Control (as defined) occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

         The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the last reported sale price of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions prior to the Repurchase Date as provided in the Indenture.

         Within 30 days after the occurrence of a Change of Control, the Company is obligated to give to all holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised.

         A Change of Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

                  (a) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13 (d) (3) of the Exchange
         Act) of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company, or any employee benefit plan of the Company; or

                  (b) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer, or lease of all or substantially all of the assets of the Company to another Person (other than (i) any such transaction (x) which does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of capital stock of the Company, and (y) pursuant to which the holders of the Common Stock immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, and (ii) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion, or exchange of outstanding shares of Common Stock solely into shares of Common Stock);

provided, however, that a Change of Control shall not be deemed to have occurred if the last reported sale price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (a) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (b) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, as in effect on the date of original execution of the Indenture.

         The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources or be able to arrange financing on acceptable terms to pay the Repurchase Price for all the Notes as to which the purchase right is exercised. Further, any repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "-- Subordination." The agreements relating to the Company's current Senior Debt would limit the Company's ability to repurchase the Notes. Failure by the Company to repurchase the Notes when required may result in an Event of Default with respect to the Notes (and with respect to Senior Debt) whether or not such repurchase is permitted by the subordination provisions. See "-- Events of Default."

         Rule 13e-4 under the Exchange Act requires the dissemination of certain information to Securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

         The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

         The Company may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell, lease, or otherwise dispose of its properties and assets substantially as an entirety to any Person (other than a conveyance, sale, transfer, or lease to a wholly-owned subsidiary), and the Company may not permit any Person (other than a wholly-owned subsidiary) to consolidate with or merge into the Company or convey, transfer, lease, or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold, or leased is a corporation, limited liability company, partnership, or trust organized and existing under the laws of the United States, any State thereof, or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and opinion of counsel if required by the Indenture.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture: (a) failure to pay principal or the Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest (including Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to provide a Company Notice in the event of a Change of Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $5,000,000 is not paid at final maturity or the payment thereof is accelerated and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, either the Trustee shall, at the written request of the holders of not less than 25% in aggregate principal amount of the Outstanding Notes, or the holders of not less than 25% in aggregate principal amount of the Outstanding Notes may directly, by notice in writing to the Company, declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsections (a) or (b) occurs and is continuing, the holder of any Outstanding Note may, by notice in writing to the Company (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and (subject to the Indenture) any accrued interest and Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any holder.

         At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture.

         No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

         The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION, AND WAIVER

         The Indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

         Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of holders of the Notes at which a quorum is present, by the holders of at least 66-2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting. However, no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of any Liquidated Damages or the Repurchase Price in respect of such
Note), (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted by the Indenture or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (1) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a Resolution or the quorum required at any meeting of holders of Notes at which a Resolution is adopted, (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the U.S. securities laws or (n) modify any provisions relating to subordination of the Notes, conversion of the Notes or repurchase upon a Change of Control in a manner adverse to the holders of the Notes. The quorum at any meeting called to adopt a Resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of quorum, 25% of such aggregate principal amount.

         The holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

TRANSFER, EXCHANGE, AND WITHDRAWAL

         The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in New York City. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts.

         In the event of a redemption of the Notes for any of the reasons set forth below under "-- Optional Redemption," the Company will not be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Registered Note, or portion thereof, called for redemption.

PURCHASE AND CANCELLATION

         The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

         All Notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be canceled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all canceled Notes and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Notes the form of each canceled Note so destroyed.

TITLE

         The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

         Notice to holders of the Notes will be given by mail to the addresses of such holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing.

         Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

         Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

         The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

SATISFACTION AND DISCHARGE

         The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Notes are scheduled for redemption within one year or
(c) all outstanding Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

         The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

         In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

         The following table sets forth certain information regarding the Company's authorized classes and series of capital stock as of April 21, 1998. Each class and series is listed in descending order of preference in liquidation. As of April 21, 1998 the Company's (i) Subordinated Serial Preferred was held by 228 holders of record, (ii) Subordinated Cumulative Preferred was held by 294 holders of record, (iii) Employees' Subordinated Convertible Preferred was held by 1,293 holders of record, and (iv) Common Stock was held by 10,297 holders of record.

                                                                                             COMMON            VOTES
                                                       SHARES              SHARES          CONVERTIBLE          PER
                                                     AUTHORIZED         OUTSTANDING           RATIO            SHARE
                                                   ---------------    ----------------    -------------     ----------
Subordinated Serial Preferred
     (Aggregate)................................      3,000,000  (1)            N/A            N/A              N/A
     $2.30 Series 1.............................         64,368              37,128           0.83                1
     $4.75 Series 3.............................         40,449              19,369          2.112
     $4.75 Series 4.............................         53,764              16,412           1.52                1
     Series 6...................................        400,000                   -              -              100
$1.50 Subordinated Cumulative Preferred.........      5,000,000              30,017              -                -
Employees' Subordinated Convertible                   5,000,000              83,677           1.00(2)             1
       Preferred................................
Common Stock....................................     80,000,000          25,989,141            N/A                1

-------------------
(1) The Company's charter permits the board of directors to issue Subordinated Serial Preferred Stock in as many series, each with as many shares and such rights and preferences, as the board may designate.
(2) Conversion rights with respect to the employees' Subordinated Convertible Preferred Stock have been suspended. Also convertible into $1.50 Subordinated Cumulative Preferred.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held and to share ratably in the net assets of the Company, if any, in the event of a liquidation, dissolution, or winding up of the Company, after payment of all amounts due holders of the Company's preferred stock. Holders of Common Stock have no cumulative voting, redemption, conversion, or preemptive rights.

         After payment, or declaration and setting aside for payment, of the full cumulative dividends for all prior and then current dividend periods on all outstanding shares of preferred stock, cash dividends on Common Stock may be declared and paid when and as determined by the board of directors, subject to restrictions imposed by the Company's charter and certain credit agreements. See "-- Certain Restrictions." The Company has not paid cash dividends on its Common Stock since 1973.

CERTAIN RESTRICTIONS

         The Company's Charter and the Company's Revolver contain restrictions on the payment of dividends on and the redemption of shares. The Revolver limits cash dividends on Common Stock and most redemption or other acquisitions of the Company's capital stock for cash to an aggregate amount equal to $5 million plus 50%, if positive, and minus 100%, if negative, of the Company's net earnings, after January 31, 1995.

CERTAIN ANTI-TAKEOVER MEASURES

         The Company's shareholders' rights plan grants to common shareholders the right to purchase, at a specified exercise price, a fraction of a share of Subordinated Serial Preferred Stock, Series 6, in the event of an acquisition of, or an announced tender offer for, 10% or more of the Company's outstanding Common Stock. Upon any such event, each right also entities the holder (other than the person making such acquisition or tender offer) to purchase, at the exercise price, shares of Common Stock having a market value of twice the exercise price. In the event the Company is acquired in a transaction in which the Company is not the surviving corporation, each right would entitle its holder to purchase, at the exercise price, shares of the acquiring company having a market value of twice the exercise price. The rights expire in September 2000, are redeemable under certain circumstances at $.01 per right and are subject to exchange for one share of Common Stock or an equivalent amount of preferred stock at any time after the event which makes the rights exercisable and before a majority of the Common Stock is acquired.

         The Company's charter provides that in order to effect certain mergers or other business transactions with a beneficial owner of 10% or more of the Company's voting securities (an "Interested Shareholder"), affirmative votes at least equal to the sum of the votes entitled to be cast by holders of shares beneficially owned by the Interested Shareholder plus 67% of the votes entitled to be cast by all other holders of voting stock, voting together as a class, would be required, unless (i) the transaction is approved by a majority of directors who are unaffiliated with the Interested Shareholder and who either were directors before such owner acquired 10% of such securities or were chosen by a majority of such directors, or (ii) certain fair price, form of consideration, and procedural requirements are met.

         The Company's bylaws provide that acquisitions of the Company's shares are to be governed by the Tennessee Control Share Acquisition Act pursuant to which a shareholder acquiring as little as one-fifth of the voting power of a Tennessee corporation that has certain minimum shareholder contacts within the State of Tennessee may lose the right to vote the acquired shares, unless voting rights are approved by other shareholders. The bylaws also permit the Company, pursuant to the provisions of the Tennessee Control Share Acquisition Act, at the Company's option, to redeem at fair value all control shares, if a person making a control share acquisition fails to file a control share acquisition statement or is not accorded voting rights by other shareholders.

         The Company is also subject to the Tennessee Business Combination Act pursuant to which an Interested Shareholder is prohibited from engaging in mergers or other business transactions with the Company for a period of five years after the Interested Shareholder's share acquisition date, unless the transaction by which the Interested Shareholder becomes an Interested Shareholder or the business combination or other transaction with the Interested Shareholder is approved by the board prior to such share acquisition date.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders who hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") ) and does not address tax considerations applicable to investors who may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons who hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons who have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

         As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock who for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

PAYMENT OF INTEREST

         Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

MARKET DISCOUNT

         If a United States Holder purchases a Note for an amount that is less than its stated redemption price at maturity, such United States Holder will be treated as having purchased such Note at a "market discount" unless such market discount is less than one-fourth of one percent of the stated redemption price of the Note at maturity, multiplied by the number of complete years to maturity (after the United States Holder acquired the Note).

         Under the market discount rules, a United States Holder will be required to treat any partial principal payment on a Note, or any gain realized on the sale, exchange, retirement or other disposition of a Note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United states Holder elects to accrue market discount on a constant yield basis. Once made, such an election is irrevocable.

         A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the United States Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

BOND PREMIUM

         If a United States Holder purchases a debt instrument for an amount in excess of its stated redemption price at maturity, such United States Holder will be considered to have purchased the debt instrument with "amortizable bond premium," generally equal in amount to such excess, but reduced by the value of any conversion features attached to the debt instrument. A United States Holder may elect to amortize bond premium using a constant yield method over the remaining term of the debt instrument and may offset interest (including original issue discount) otherwise required to be included in respect of the debt instrument during any taxable year by the amortized amount for the taxable year. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS.

         The conversion features of the Notes and the Company's option to redeem the Notes at the Redemption Price prior to maturity will affect a United States Holder's calculation of amortizable bond premium. As noted in the preceding paragraph, the amount of amortizable bond premium generally equals the excess of the United States Holder's tax basis in the debt instrument over the debt instrument's stated redemption price at maturity, but reduced by the value of the conversion features of the debt instrument. Accordingly, the value of the conversion features of the Notes must be excluded from the calculation of amortizable bond premium. Treasury Regulations provide that the value of the conversion features of a particular debt instrument is determined as of the time of acquisition by subtracting from the cost of the debt instrument the assumed price at which the debt instrument would be purchased on the open market if it did not have the conversion features. This assumed price of the debt instrument without conversion features is determined by comparing the yields on which debt instruments of a similar character, but not having conversion features, are sold on the open market and adjusting the price of the debt instrument in question to this yield.

         Recently issued Treasury Regulations clarify the treatment of bond premium. These regulations describe the constant yield method under which such premium is amortized and provide that the resulting offset to interest income generally can be taken into account only as a United States Holder takes the corresponding interest income into account under such United States Holder's regular accounting method. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the United States Holder as a bond premium deduction. However, the bond premium deduction for the accrual period is limited to the amount by which the United States Holder's total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such Holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period. In the case of instruments like the Notes that may be redeemed prior to maturity, the regulations provide that the premium is calculated by assuming that the Company will exercise or not exercise its redemption rights in the manner that maximizes the United States Holder's yield. If the assumption based on maximizing the United States Holder's yield is that the Company's redemption rights will be exercised at a particular redemption date, and contrary to that assumption the Company does not exercise its redemption rights on that date, the Notes will be treated (for purposes of the bond premium rules only) as retired and reacquired by the United States Holder at the redemption price at which the Notes could have been redeemed on such date. The Notes deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the Notes are redeemable. On the other hand, if the assumption based on maximizing the Holder's yield is that the Company's redemption rights will not be exercised on a particular redemption date, and contrary to that assumption the Company does in fact exercise its redemption rights on that date, the United States Holder may deduct the excess (if any) of the adjusted acquisition price (cost minus previously amortized bond premium) over the redemption price. The regulations are effective for debt instruments acquired on or after March 2, 1998. If a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the regulations will apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

SALE, EXCHANGE, OR REDEMPTION OF THE NOTES

         Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. If there is accrued market discount on the Note, such accrued market discount is treated as ordinary income to the extent of gain realized on the sale, exchange or redemption. For purposes of determining capital gain or loss, a United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, increased by accrued market discount, if any, if the United States Holder has included such market discount in income, reduced by any principal payments received by such Holder, and further reduced by amortizable bond premium, if any, deducted with respect to such Note. The tax rate applicable to such a capital gain will depend, among other things, upon the United States Holder's holding period for the Notes that are sold, exchanged or redeemed.

CONVERSION OF THE NOTES

         A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent of ordinary income recognized with respect to accrued and unpaid interest on the Note at that time. A United States Holder also will recognize capital gain or loss upon the receipt of cash in lieu of a fractional Share of Common Stock equal to the amount of cash received less the Holder's tax basis in such fractional share. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted. If there is accrued market discount on the Note at the time of the conversion, the Common Stock that is received will be treated as retaining that amount of accrued market discount until disposition of the Common Stock, at which time the accrued market discount will be treated as ordinary income to the extent of gain realized on such disposition.

DIVIDENDS

         Dividends paid on the Common Stock generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

         In general, a dividend distribution to a corporate Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock). A corporate Holder that owns 20% or more of the voting power and value of the Company's stock (other than certain non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

SALE OF COMMON STOCK

         Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such United States Holder's adjusted tax basis in the Common Stock. If the Common Stock retains accrued market discount upon conversion of the Note (as discussed above under "-Conversion of the Notes"), such accrued market discount will be treated as ordinary income to the extent of gain realized on the sale or exchange. The capital gain that would otherwise be recognized is reduced by the amount of accrued market discount that is treated as ordinary income on the sale or exchange. The tax rate applicable to capital gain recognized will depend, among other things, upon the Holder's holding period for the Shares of Common Stock that are sold or exchanged. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-Conversion of the Notes."

ADJUSTMENT OF CONVERSION PRICE

         Treasury Regulations promulgated under Section 305 of the Code would treat Holders of the Notes as having received a constructive distribution from the Company in the event that the conversion ratio of the Notes were adjusted if
(i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Notes are convertible or exchangeable) of the Holders of the Notes in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the Holders may result in deemed dividend income to Holders to the extent of the Company's current or accumulated earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31 % backup withholding tax may apply to such payments if (i) the United States Holder fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) the Company is notified by the IRS that the United States Holder has failed to report payments of interest and dividends properly or that the taxpayer identification number furnished to the Company is incorrect, or (iii) under certain circumstances, the United States Holder fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

         As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder. The rules governing the United States federal income and estate taxation of a Non-United States Holder are complex and no attempt will be made herein to provide more than a summary of such rules. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES AND COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

         Generally, payment of interest on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States Holder status in compliance with applicable law and regulations, or (b) a securities clearing. organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

         Recently released Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (iv) above. Based on an IRS Announcement issued on March 30, 1998, the

Treasury Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

         Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers IRS Form 4224 annually to the payor.

         Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE, OR REDEMPTION OF THE NOTES

         A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1 ) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "- United States Foreign Investment in Real Property Tax Act" below).

CONVERSION OF THE NOTES

         In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "- Non-United States Holders -Sale, Exchange or Redemption of the Notes" is satisfied.

SALE OR EXCHANGE OF COMMON STOCK

         A Non-United States Holder of Common Stock will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale or exchange of the Common Stock unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation. See "- United States Foreign Investment in Real Property Tax Act."

DIVIDENDS

         Dividends paid (or deemed paid, as described above under "- United States Holders - Dividends") on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder, If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 annually to the payor.

         Under currently applicable Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently issued Treasury Regulations, however, Non-United States Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. Based on an IRS Announcement issued on March 30, 1998, the new Treasury Regulations generally will be effective for payments made after December 31, 1999. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

DEATH OF A NON-UNITED STATES HOLDER

         A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

         Common Stock actually or beneficially held (other than through a bona fide foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

         Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders Payment of Interest" or otherwise establishes an exemption.

         Recently released Treasury Regulations make certain modifications to the withholding, backup withholding and information reporting rules described above. Based on an IRS Announcement issued on March 30, 1998, the new Treasury Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the new Treasury Regulations.

UNITED STATES FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Common Stock and the Notes except with respect to a Non-United States Holder whose beneficial ownership of Common Stock or Notes exceeds 5% of the total fair market value of the Common Stock.

         An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market.

         The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

         The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a nonregularly traded class acquired over a period of time will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test described above.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. The foregoing discussion assumes that the Notes constitute interests that are nonregularly traded interests convertible into a regularly traded class of interests. If the Notes were to become regularly traded, the regularly-traded exemption might not apply to Notes owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of the Notes at any time during the five year period ending on the date of disposition of the Notes or other applicable determination date.

         Any investor that may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

                             SELLING SECURITYHOLDERS

         The Notes were originally issued by the Company in a private placement on April 9, 1998 to Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC and SBC Warburg Dillon Read Inc. (the "Initial Purchasers"). The Notes were resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act in the United States to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

         The resale of the Notes and the Conversion Shares has been registered pursuant to a Registration Rights Agreement requiring the Company to file this Registration Statement covering the Notes and the Conversion Shares by July 8, 1998 and to use its best efforts to keep this Registration Statement effective for two years, subject to certain exceptions.

         None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or Conversion Shares, no estimate can be given as to the amount of the Notes or Conversion Shares issuable upon conversion thereof that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes included herein in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         The following table sets forth information, as of ______________, 1998, with respect to the Selling Securityholders and the respective principal amount of Notes and Conversion Shares beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. Such information has been obtained from the Selling Securityholders and the Trustee. The term "Selling Securityholders" includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

                                                                                 COMMON
                                                                                  STOCK
                                  PRINCIPAL               PRINCIPAL               OWNED              COMMON
                                  AMOUNT OF               AMOUNT OF             PRIOR TO              STOCK
          SELLING                   NOTES               NOTES OFFERED              THE               OFFERED
      SECURITYHOLDER                OWNED                   HEREBY              OFFERING             HEREBY
---------------------------   ------------------   ------------------------ ----------------- ----------------
                                         [INFORMATION TO BE PROVIDED BY AMENDMENT]

         Although none of the Selling Securityholders (other than those Selling Securityholders listed above) have advised the Company that they currently intend to sell all or any of the Notes or Conversion Shares pursuant to this Prospectus, the Selling Securityholders may choose to sell the Notes or Conversion Shares from time to time upon notice to the Company. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The Notes and Conversion Shares may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Notes and Conversion Shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of such securities for whom they may act as agents. The Selling Securityholders, and any underwriters, dealer/broker or agents that participate in the distribution of Notes and Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Notes and Conversion Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Notes and Conversion Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Notes and Conversion Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing and exercise of options. At the time a particular offering of the Notes and Conversion Shares is made, a Prospectus Supplement, if required, will be distributed, which will set forth the aggregate amount and type of Notes and Conversion Shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Notes and the Conversion Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Notes and the Conversion Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of such securities.

         Pursuant to the Registration Rights Agreement, the Company will pay all expenses of the registration of the Notes and Conversion Shares including, without limitation, all registration and filing fees and expenses and fees and expenses of compliance with federal securities or state blue sky laws; provided, however, that the Selling Securityholders will pay all brokers' commissions and underwriting discounts and commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act or the Exchange Act or otherwise, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Securityholders severally against certain civil liabilities, including certain liabilities under the Securities Act or otherwise, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

         The validity of the Notes and Conversion Shares offered hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                     EXPERTS

         The audited financial statements incorporated by reference in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein. (On July 1, 1998, Price Waterhouse, LLP became PricewaterhouseCoopers LLP.)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
SEC registration fee...................................................................................    $  30,533
Accounting fees and expenses...........................................................................       25,000
Legal fees and expenses................................................................................       50,000
Printing fees and expenses.............................................................................       25,000
Miscellaneous fees and expenses........................................................................       25,000
                                                                                                           ---------

   Total...............................................................................................    $ 155,533
                                                                                                           =========

*All of the above expenses except the SEC registration fee are estimated. All of the above expenses will be paid by the Company. The above expenses do not include expenses incurred by the Company in connection with the private placement of the Notes to the Initial Purchasers.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith,
(ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

         The Restated Charter of the Company, as amended, (the "Charter") and its Amended and Restated Bylaws (the "Bylaws") provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit.

         The Company also maintains directors and officers insurance policies on customary terms and conditions in amounts and covering such matters as the Company deems prudent.

ITEM 16.  EXHIBITS.

NO.                 DESCRIPTION
---                 -----------
4.1                 Form of 5-1/2% Convertible Subordinated Note due April 15, 2005
                    (incorporated by reference to Exhibit 4.1 to the Company's Current
                    Report on Form 8-K, dated April 15, 1998).

4.2                 Indenture, dated as of April 9, 1998, between Genesco Inc. and United
                    States Trust Company of New York (incorporated by reference to Exhibit
                    4.2 to the Company's Current Report on Form 8-K, dated April 15,
                    1998).

5                   Opinion of Bass, Berry & Sims PLC:

10                  Registration Rights Agreement, dated as of April 19, 1998, by and among
                    Genesco Inc., Goldman, Sachs & Co., NationsBanc Montgomery
                    Securities LLC, and SBC Warburg Dillon Read Inc. (incorporated by reference to Exhibit 10 to the Company's Current Report on Form 8-K,
                    dated April 15, 1998).

12                  Statement Regarding Computation of the Ratio of Earnings to Fixed
                    Charges.

23.1                Consent of PricewaterhouseCoopers LLP.

23.2                Consent of Bass, Berry & Sims PLC (included in Exhibit 5).

24                  Power of Attorney (included on page II-4).

25*                 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.

--------------------------
*To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, State of Tennessee, on June 17, 1998.

                                  GENESCO INC.

                                  By:  /s/ Ben T. Harris
                                      --------------------------------------
                                               Ben T. Harris
                                      President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James S. Gulmi and Roger G. Sisson, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in- fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                SIGNATURE                                      TITLE                                       DATE
/s/ Ben T. Harris                               President, Chief Executive Officer of                  June 17, 1998
---------------------------------------         the Company and Director (Principal
Ben T. Harris                                   Executive Officer)


/s/ James S. Gulmi                              Senior Vice President - Finance                        June 17, 1998
---------------------------------------         Chief Financial Officer (Principal
James S. Gulmi                                  Financial Officer)


/s/ David M. Chamberlain                        Chairman of the Board of Directors                     June 17, 1998
---------------------------------------
David M. Chamberlain


/s/ Paul D. Williams                            Chief Accounting Officer                               June 17, 1998
---------------------------------------
Paul D. Williams

/s/ W. Lipscomb Davis, Jr.                      Director                                               June 17, 1998
---------------------------------------
W. Lipscomb Davis, Jr.


/s/ Joel C. Gordon                              Director                                               June 17, 1998
---------------------------------------
Joel C. Gordon


/s/ William A. Williamson, Jr.                  Director                                               June 17, 1998
---------------------------------------
William A. Williamson, Jr.


/s/ Kathleen Mason                              Director                                               June 17, 1998
---------------------------------------
Kathleen Mason


/s/ William S. Wire, II                         Director                                               June 17, 1998
---------------------------------------
William S. Wire, II


/s/ Gary M. Witkin                              Director                                               June 17, 1998
---------------------------------------
Gary M. Witkin

                                  EXHIBIT INDEX

    EXHIBIT
    NUMBER                                DESCRIPTION OF EXHIBIT
    ------                                ----------------------
4.1                 Form of 5-1/2% Convertible Subordinated Note due April 15, 2005
                    (incorporated by reference to Exhibit 4.1 to the Company's Current Report on
                    Form 8-K, dated April 15, 1998).

4. 2                Indenture, dated as of April 9, 1998, between Genesco Inc. and United States
                    Trust Company of New York (incorporated by reference to Exhibit 4.2 to the
                    Company's Current Report on Form 8-K, dated April 15, 1998).

5                   Opinion of Bass, Berry & Sims PLC:

10                  Registration Rights Agreement, dated as of April 19, 1998, by and among
                    Genesco Inc., Goldman, Sachs & Co., NationsBanc Montgomery Securities
                    LLC, and SBC Warburg Dillon Read Inc. (incorporated by reference to
                    Exhibit 10 to the Company's Current Report on Form 8-K, dated April 15,
                    1998).

12                  Statement Regarding Computation of the Ratio of Earnings to Fixed Charges.

23.1                Consent of PricewaterhouseCoopers LLP.

23.2                Consent of Bass, Berry & Sims PLC (included in Exhibit 5).

24                  Power of Attorney (included on page II-4).

25*                 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on
                    Form T-1.

----------------------
*To be filed by amendment.